EXHIBIT 14.3

CONSENT OF FREEDONIA CUSTOM RESEARCH, INC.

We hereby consent to the references to Freedonia Custom Research, Inc. and to our global residential and commercial countertops report, dated March 13, 2013 (the “Report”) prepared on behalf of Caesarstone Sdot-Yam Ltd. (the “Company”), including the use of information contained within our Report in the Company’s Annual Report on Form 20-F (as may be amended) to be filed with the U.S. Securities and Exchange Commission (the “Annual Report”) and to the incorporation by reference of such information from the Company’s Annual Report in the registration statement on Form S-8 No. 333-180313. We also hereby consent to the filing of this letter as an exhibit to the Annual Report.

FREEDONIA CUSTOM RESEARCH, INC.

By:	/s/Andrew W. Fauver
Andrew W. Fauver
President
March 19, 2013